Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fairchild Semiconductor International, Inc.:

We consent to the use of our report dated February 23, 2012, with respect to the consolidated balance sheets of Fairchild Semiconductor International, Inc. and subsidiaries as of December 25, 2011 and December 26, 2010, and the related consolidated statements of operations, comprehensive income (loss), cash flows and stockholders’ equity for each of the years in the three-year period ended December 25, 2011, and the related financial statement schedule, and the effectiveness of the company’s internal control over financial reporting as of December 25, 2011, incorporated herein by reference.

/s/ KPMG, LLP

Boston, Massachusetts

August 17, 2012